Exhibit 5.1

December 7, 2016	Norton Rose Fulbright US LLP 300 Convent Street, Suite 2100 San Antonio, Texas 78205-3792 United States

Pioneer Energy Services Corp.	Tel +1 210 224 5575 Fax +1 210 270 7205 nortonrosefulbright.com
1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209

Ladies and Gentlemen:

We have acted as counsel to Pioneer Energy Services Corp., a Texas corporation (the “Company”), in connection with its offering of 10,500,000 shares (the “Firm Shares”) of common stock, par value $0.10 per share, of the Company (the “Common Stock”) and up to an additional 1,575,000 shares of Common Stock pursuant to the underwriters’ option to purchase additional shares (the “Option Shares,” and together with the Firm Shares, the “Shares”), under its Registration Statement on Form S-3 (File No. 333-204186), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on May 26, 2015, which relates to the Company’s offer and sale of various securities pursuant to Rule 415 under the Securities Act.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the Underwriting Agreement, dated December 6, 2016, between the Company and Goldman, Sachs & Co., as representatives of the underwriters named on Schedule A thereto (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the laws of the state of Texas, the Texas Business Organizations Code (including the applicable provisions of the Texas Constitution and the reported judicial interpretations of such law), in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

December 7, 2016 Page 2

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Company’s prospectus supplement, dated December 6, 2016, describing the Shares and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2016. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ NORTON ROSE FULBRIGHT US LLP
Norton Rose Fulbright US LLP